SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K


Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  January 7, 1999

ADEN ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)


         California			00-18140		87-0447215
(State or other jurisdiction of	Commission		(I.R.S. Employer
incorporation or organization)	File No.)	 Identification No.)


13314 I Street, Omaha, Nebraska			68137
Address of principal executive offices)	     (Zip Code)


(402) 334-5556)
(Registrants telephone number, including area code)

Item 5.	Other Information

On January 7, 1999, the Registrant announced that it had entered into an Agreement for a business venture for referral of travel services and the purchase of a series of internet domain names. Details are contained in the attached agreement. Registrant does not currently have the financial resources to complete the purchase and there can be no assurance Registrant will be able to complete the transaction or operate profitably in the future. Registrant issued certain equity and warrants to purchase common stock in conjunction with the Agreement.

Registrant issued warrants to purchase common stock for a two (2) year period to several professionals and joint venture partners associated with professional services agreements. Registrant also issued warrants to parties who provided financing in the past and to others for financial consulting services or investment banking.
Among the parties provided with warrants is Southwick
Investments, a registered broker-dealer located in Atlanta, Georgia.

At the present time, there are currently 100 million shares of common stock outstanding and approximately 20 million warrants to purchase common stock at prices ranging from $0.01 per share to $0.05 per share.
The Registrant is also required to issue an additional seven (7) million shares to an officer and shareholder of the Registrant for common stock he tendered to Registrant as treasury stock in order to permit stock issuances for the Agreement described above and other matters.

Separately, Registrant and NETWorks Direct, Inc., revised the terms of their joint venture agreement whereby the parties agreed to divide equally the gross profits generated from travel services and other services to be offered in the future through independent Internet agents. Registrant currently has approximately six hundered (600) independent agents located in the United States and abroad.

Attachment:

Michael S. Luther
Aden Enterprises, Inc.
13314 I Street
Omaha, NE 68137




January 7, 1999

Ms. Rene Fidler
4026 S. Parker Road
Suite 178
Aurora, Colorado  80014

Sent Via Facsimile:

Dear Rene:

The purpose of this letter is to set forth the terms and conditions of the Agreement between Aden Enterprises, Michael S. Luther and Rene Fidler (the Parties) pertaining to the purchase of certain Internet domain names licensed to you (the Purchase Agreement) and a corresponding Professional Services Agreement. Under terms of the Agreement, we agree to the following:

1. Rene Fidler is a resident of Colorado whose business address is 4026 S. Parker Road, Suite 178, Aurora,
Colorado  80014.

2. Aden Enterprises, Inc. is a California Corporation whose offices are located at 13314 I Street, Omaha, NE
68054.

3. Michael S. Luther is an individual who resides at 1611 S. 91st Avenue, Omaha, NE 68124.

4. Aden Enterprises, Inc. and Michael S. Luther ('the
Purchasers") shall provide Rene Fidler with the following cash payments:

a. $50,000 within 10 days of signing this Agreement as a good faith deposit on the Purchase.

b. $250,000 within 90 days of signing this Agreement at the Closing and Transfer of the domain names.

5. Upon signing this agreement, Aden Enterprises, Inc.
shall issue Rene Fidler 5 million shares of restricted common stock in Aden Enterprises, Inc. and a warrant to purchase 5 million shares of common stock in Aden
Enterprises, Inc. at a strike price of $.05 per share for a period of two years. The common stock shall carry registration rights of 1 million shares 6 months from the Closing, 2 million shares after 12 months and 2 million shares after 18 months. The common stock underlying the 5 million warrants shall have piggyback rights whereby shares shall be eligible for registration along with other shares subject to underwriter approval.







Aden Enterprises, Inc./Michael S. Luther/Rene Fidler
January 7, 1999
Page 2


6. Upon signing this agreement and issuance of the securities describe on page 1 of this Agreement, the Parties agree to commence a significant business relationship, expanding upon the current referral activities currently provided to Liberty Court Travel, whereby Rene Fidler and her affiliates will help Aden
Enterprises, Inc. learn about the business activities surrounding the Internet domain names. Ms. Fidler shall make an additional effort to provide a larger number of travel referrals to Liberty Court Travel, particularly in more lucrative areas including cruises and international travel. Such referrals shall continue to be provided subject to the current rates according to the existing business relationship. Ms. Fidler shall also commence utilizing the services of Liberty Court
Travel, Inc. (a wholly-owned subsidiary of Aden
Enterprises, Inc.) for ticketing of travel business she generates through the Internet domain names prior to the Closing pursuant to the Agreement for a referral fee of 50% of gross commissions.

7. Upon Payment of the $250,000 at the Closing, Rene
Fidler shall transfer the Internet domain names set forth in Exhibit 1 to Aden Enterprises, Inc. or its designee free and clear of any liens and encumbrances.
Upon the transfer, Aden Enterprises and/or its affiliate(s) shall commence management of the web sites and corresponding customer inquiries associated with the sites. Aden Enterprises covenants that it shall not transfer, sell or otherwise dispose of the Internet domain names. In the event Aden contemplates any kind of transfer of the Internet domain names, it must either obtain approval by Ms. Fidler or offer her the right of first refusal.

8. Rene Fidler shall be provided with a three-year employment agreement with provisions that are customary in business at a base salary of $60,000 in year 1 and $100,000 for each of the subsequent two years. If Ms.
Fidler is terminated for any reason, Aden Enterprises shall be obligated to make a lump-sum payment of the total amount that would be paid to her during the course of the employment agreement. Such payment would be payable within 30 days of termination.

9. The laws of the State of Colorado shall govern this Agreement.

10. This Agreement shall be binding to all parties to this Agreement.

Aden Enterprises, Inc/Michael S. Luther/Rene Fidler
January 7, 1999
Page 3



Agreed to as of this 6th day of January 1999


Michael S. Luther
Personally


/s/
Aden Enterprises, Inc.



Agreed to as of  this ____day of January 1999.


/s/
Rene Fidler



Aden Enterprises, Inc./Michael S. Luther/Rene Nelson
January 7, 1999
Page 4

Exhibit 1

The web domain names licensed to Rene Nelson to be transferred to Aden Enterprises, Inc on the Closing date are:

1. Functioning sites:

www.cheapfares.to
www.discountairfare.to
www.cheapcruises.to
www.travelauction.to

2. Sites which are not operational, but have been reserved:

www.cheapfares.firm
www.cheapfares.shop
www.cheapfares.web
www.cheapfares.info


Thanks,

Rene





Aden8k

6